Exhibit 23.4

CONSENT

I, the undersigned, hereby concur with and consent to the use in this Registration Statement on Form S-1 of Shimmick Construction Company, Inc., and the related prospectus that is a part thereof, of the information prepared by me with respect to the estimates of probable aggregate material reserves of Shimmick Construction Company, Inc. I hereby further consent to the references to my name in such Registration Statement and prospectus, including under the heading “Experts.”

/s/ Jeffrey Lessman

Jeffrey Lessman, P.E.

Executive Vice President and Director

Shimmick Construction Company, Inc.

December 2, 2015